EXHIBIT 10.1

Pinnacle Foods Inc.

EXECUTIVE

SEVERANCE BENEFIT PLAN

Effective July 28, 2014

PINNACLE FOODS INC.
EXECUTIVE
SEVERANCE BENEFIT PLAN

ARTICLE I
DEFINITIONS

1.1.    “Annual Compensation Amount” means an Eligible Employee’s Base Salary and Bonus Amount, in each case, immediately prior to the Termination Date and determined without giving effect to any reduction which is alleged to constitute Good Reason.

1.2.    “Base Salary” means an Employee’s annual base salary and does not include any other compensation including but not limited to incentive bonuses, car allowances or any other type regular payment.

1.3.    “Board” means the Board of Directors of the Company.

1.4.    “Bonus Amount” means an Eligible Employee’s target annual cash bonus.

1.5.    “Cause” means, in the context of an Employee’s termination or separation from employment with the Company prior to a Change in Control, an Employee’s (i) neglect, refusal or failure (other than by reason of illness, accident or other physical or mental incapacity), in any material respect, to attend to duties as assigned by the Company; (ii) failure in any material respect to comply with any of terms of employment; (iii) failure to successfully complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards, and regulations of the Company or direction of the Board; (v) willful engagement in misconduct injurious to the Company or to any of its subsidiaries or affiliates; or (vi) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved; provided, however, that in the context of an Employee’s termination or separation from employment with the Company following a Change in Control, “Cause” means an Employee’s (i) willful failure (other than by reason of illness, accident or other physical or mental incapacity) to make reasonable attempts to substantially perform duties as assigned by the Company after a written demand for substantial performance is delivered by the Company to the Employee that specifically identifies the manner in which the Company believes the Employee has not made such reasonable attempts to substantially perform Employee’s duties, and Employee fails to cure such failure within 30 days after receipt of the Company’s written demand; (ii) willful failure to comply with material terms of employment pursuant to a written agreement, where such failure to comply continues for more than seven business days after written notice is given by the Company to the Employee; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to the Company or to any of its subsidiaries; or (iv) conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved.

1.6.    “Change in Control” shall have the meaning ascribed to such term in the Company’s 2013 Omnibus Incentive Plan, as amended from time to time (or any successor thereto).

1.7.     “Change in Control Termination” means any termination of employment of an Eligible Employee (a) either (i) by the Company (other than for Cause and other than during an Eligible Employee’s Disability), or (ii) by an Eligible Employee for Good Reason, in each case, within two (2) years following a Change in Control, or (b) at the request of an acquirer or potential acquirer in connection with, or prior to, a Change in Control, provided, that, any termination of the employment of an Eligible Employee will not be considered a Change in Control Termination if the Eligible Employee is offered comparable employment by the Company or any subsidiary or affiliate of the Company, or any of their respective successors, regardless of whether the Eligible Employee accepts such offer of employment.

1.8.     “Code” means the Internal Revenue Code of 1986, as amended.

1.9.    “Company” means Pinnacle Foods Inc. and its subsidiaries and affiliated entities.

1.10.     “Disability” means a condition entitling an Employee to receive benefits under a long-term disability plan of the Company, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which an Employee was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Plan Administrator in its sole discretion.

1.11.     “Effective Date” means July 28, 2014.

1.12.    “Eligible Employee” means each Employee, who, immediately prior to the Termination Date, is employed at Salary Grade 46 or above, except: (i) any Employee that has entered into an employment or other agreement with the Company providing for severance benefits which, in the aggregate, exceed the benefits available under this Plan, or (ii) any Employee whose terms and conditions of employment are governed by a collective bargaining agreement, unless such agreement specifically provides for coverage under the Plan.

1.13.    “Employee” means any individual who is employed full-time by the Company and who is regularly scheduled to work at least 37-1/2 hours per week for the Company.

1.14.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15.    “Good Reason” means the occurrence of any one or more of the following without the Eligible Employee’s written consent: (a) a material reduction in the Eligible Employee’s then-current Base Salary or Bonus Amount; (b) a material diminution in the Eligible Employee’s authorities, duties, or responsibilities, or the assignment to the Eligible Employee of duties inconsistent with the Eligible Employee’s then-current authorities, duties or responsibilities; (c) the Company’s requiring the Eligible Employee to be based at an office location which is at least fifty (50) miles from his or her then-current office location and which materially increases such Eligible

Employee’s travel time from his or her then-current residence, or, following a Change in Control, the Company’s requiring the Eligible Employee to travel on business to a substantially greater degree than required prior to the Change in Control; or (d) failure of any successor of the Company to expressly assume the Plan; provided, that an Eligible Employee may not rely on any particular action or event as a basis for terminating his or her employment due to Good Reason unless he or she delivers a notice based on that action or event within 90 days after its occurrence and the Company has failed to correct the circumstances cited by the Eligible Employee as constituting Good Reason within 30 days of receiving such notice, and the Eligible Employee terminates employment within 60 days following the Company’s failure to correct. However, no event shall be considered to constitute Good Reason if the Eligible Employee is offered comparable employment with respect to his or her position without giving effect to the events allegedly constituting Good Reason, by the Company or any subsidiary or affiliate of the Company, regardless of whether the Eligible Employee accepts such offer of employment.

1.16.    “Plan” means the Pinnacle Foods Inc. Executive Severance Benefit Plan, as amended from time to time.

1.17.    “Plan Administrator” means the Compensation Committee of the Board (the “Compensation Committee”), unless and until the Board designates another committee of the Board to serve in such capacity. The Compensation Committee may delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both.

1.18.    “Qualifying Termination” means any termination of employment of an Eligible Employee that does not constitute a Change in Control Termination, and is by the Company other for than Cause, and other than during the Eligible Employee’s Disability, provided, that, any termination of the employment of an Eligible Employee will not be considered a Qualifying Termination if the Eligible Employee is offered comparable employment by the Company or any subsidiary or affiliate of the Company, or any of their respective successors, regardless of whether the Eligible Employee accepts such offer of employment.

1.19.    “Termination Date” means the date on which a Qualifying Termination or Change in Control Termination occurs. For the avoidance of doubt, the determination of the Termination Date shall be made consistent with the definition of “separation from service” under Section 409A.
ARTICLE II
GENERAL SEVERANCE BENEFIT

2.1.    Severance Benefit. The Company shall provide severance benefits as set forth in Article III to Eligible Employees, pursuant to the terms, conditions and limitations set forth in the Plan and subject to the execution and non-revocation of a Release and Non-Competition Agreement by the Eligible Employee in accordance with Section 3.6. The Plan supersedes all prior practices, policies, procedures, plans or agreements relating to severance benefits from the Company and/or any affiliated or predecessor entities which would result in any duplication of benefits.

ARTICLE III
SEVERANCE BENEFITS

3.1.    Qualifying Termination Severance Benefits. Except as otherwise provided herein, an Eligible Employee shall be entitled to the following severance benefits under the Plan if such Eligible Employee experiences a Qualifying Termination, paid in cash as payroll continuation payments, beginning on the Payment Commencement Date and ending on the last day of the Severance Period as set forth in the chart below, subject to any applicable withholding taxes:

Eligible Employee	Severance Period	Restricted Period	Cash Severance Amount
Chief Executive Officer	2 years	2 years	2x Annual Compensation Amount
Grade 52 and above	1.5 years	1.5 years	1.5x Annual Compensation Amount
Grade 48 and above	1 year	1 year	1x Annual Compensation Amount
Grade 46 and above	1 year	1 year	1x Base Salary

Nothing in this Plan shall preclude the Plan Administrator, in its complete discretion, from providing benefits under the Plan in addition to those set forth in this Section 3.1.

3.2.    Change in Control Termination Severance Benefits. Except as otherwise provided herein, an Eligible Employee shall be entitled to the following severance benefits under the Plan if such Eligible Employee experiences a Change in Control Termination paid in cash as payroll continuation payments, beginning on the Payment Commencement Date and ending on the last day of the Severance Period as set forth in the chart below, subject to any applicable withholding taxes:

Eligible Employee	Severance Period	Restricted Period	Cash Severance Amount
Chief Executive Officer	3 years	2 years	3x Annual Compensation Amount
Grade 52 and above	2.25 years	1.5 years	2.25x Annual Compensation Amount
Grade 48 and above	1.5 years	1 year	1.5x Annual Compensation Amount
Grade 46 and above	1.5 years	1 year	1.5x Base Salary

Nothing in this Plan shall preclude the Plan Administrator, in its complete discretion, from providing benefits under the Plan in addition to those set forth in this Section 3.2.

3.3.    Annual Bonus. If an Eligible Employee experiences a Qualifying Termination or a Change in Control Termination and on the Termination Date was eligible to earn a performance based annual cash bonus pursuant to any Company plan or other agreement or arrangement with the Company in respect of the fiscal year in which the Termination Date occurs, the Eligible Employee shall receive a payment equal to the annual bonus, calculated based on actual performance during the applicable performance period as though such Eligible Employee continued in the employment of the Company. Such payment shall be prorated based on the number of days during the applicable performance period that the Eligible Employee was employed by the Company, and paid at such time that annual bonuses are paid to active employees of the Company.

3.4.    Outplacement Services. If an Eligible Employee experiences a Qualifying Termination or a Change in Control Termination, the Company shall, at its sole cost and expense, provide the Eligible Employee with outplacement services with the person or entity of the Company’s choosing suitable to the Eligible Employee’s position.

3.5.    Welfare Benefits. After the Termination Date, coverage under the Company medical, vision, dental and prescription benefits will continue to be available to the Eligible Employee and his/her covered dependents by the Company for up to eighteen (18) months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA). Until the earliest of (i) 18 months following the Termination Date, (ii) last day of the Severance Period or (iii) the first day the Eligible Employee becomes eligible for comparable benefits under the welfare benefit plans of a subsequent employer (such date, the “COBRA Subsidy Cessation Date”), the Eligible Employee will be responsible for the payment of the same amount of premiums for such coverage as would be paid by a similarly situated full-time employee of the Company, and the Company will pay all additional premium amounts (which shall constitute taxable income to the Eligible Employee). Following the COBRA Subsidy Cessation Date and for the remainder of the 18 month period described above, the Eligible Employee will be responsible for the full cost of any premiums associated with such coverage, in such amount as determined by the Plan Administrator. The Plan Administrator has the right to modify or terminate such benefits or to increase the associated costs of such benefits if such benefits are modified or terminated or the costs are increased with respect to similarly situated employees employed by the Company. Nothing in the Plan shall be construed to limit the right of any Eligible Employee to any benefits under COBRA. Except as set forth above, after the Termination Date, the Eligible Employee will not be entitled to participate in any other health or welfare benefits, or insurance plans, maintained by the Company.

3.6.    Release and Other Agreements. Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving severance benefits under the Plan, an Eligible Employee who is otherwise entitled to receive benefits under the Plan must (a) execute and not revoke a release of claims attached hereto as Annex A (the “Release and Non-Competition Agreement”), including any restrictive covenants contained therein, and such other documents and agreements as reasonably required by the Plan Administrator, in the form and pursuant to the procedures reasonably established by the Plan Administrator, and (b) return to the Company all confidential information, Company property, Company assets, written, recorded or computer-readable information or materials (including copies thereof) regarding the Company, Company equipment (including computer hardware or software and/or any memory storage devices), keys, credit cards and identification. If an Eligible Employee fails to properly execute such Release and Non-Competition Agreement and other documents or agreements within 45 days following receipt thereof, the Eligible Employee shall not be entitled to severance benefits under the Plan.

3.7.    Voluntary Termination/Employee’s Death or Disability. An Eligible Employee who voluntarily terminates employment with the Company shall receive no severance benefits under the Plan except as otherwise specifically provided in this Plan or by the Plan Administrator. An Employee will not be considered to have voluntarily terminated employment if such employee terminates employment due to Good Reason following a Change in Control. Further, no benefits will be paid under this Plan if the Eligible Employee’s termination of employment occurs following such Eligible Employee’s death or during such Eligible Employee’s Disability.

3.8.    Termination for Cause. The Plan Administrator shall have absolute discretion to determine whether an Eligible Employee has been terminated for Cause. If the Plan Administrator determines that an otherwise Eligible Employee has been terminated for Cause, such Eligible Employee shall receive no severance benefits under the Plan. If after termination it is determined that an Employee that is receiving severance benefits under this Plan could have been terminated for Cause, the Plan Administrator shall have absolute discretion to terminate the Release and Non-Competition Agreement with that Employee, to terminate making any remaining severance payments due under the Plan and seek to recover from such Employee any previously made severance payments made under the Plan. Notwithstanding the foregoing, any termination of the Chief Executive Officer for “Cause” for the purposes of this Plan may only be effected by a written resolution of a majority of the Board (excluding the Chief Executive Officer), and the Chief Executive Officer and the Chief Executive Officer’s counsel (if the Chief Executive Officer chooses to have counsel present) shall have a reasonable opportunity to be heard by the Board prior to the adoption of any such written resolution.

3.9.    Form of Benefit. Provided a Release and Non-Competition Agreement has been delivered by the Eligible Employee and not revoked in accordance with the terms of such Release and Non-Competition Agreement, and subject to Section 5.13 of the Plan and continued compliance with the restrictive covenants set forth in the Release and Non-Competition Agreement, severance payments hereunder shall commence as of the first day of the payroll period immediately following the date on which the Release and Non-Competition Agreement becomes effective and non-revocable (the “Payment Commencement Date”), provided, that if the consideration and revocation periods set forth in the Release and Non-Competition Agreement begin in one calendar year and end in a second calendar year, then such Payment Commencement Date shall not occur before the first day in the second of such two calendar years. Benefits shall be paid in cash as payroll continuation payments paid over the Severance Period.

3.10.    No Other Benefits. An Employee receiving severance benefits under the Plan will not be eligible to continue participation as an active employee in the qualified retirement plans maintained by the Company and no service will be counted with respect to vesting under any other Company plan including without limitation the bonus and/or stock option plans. However, all amounts previously deferred or accrued to the benefit of the Eligible Employee under any nonqualified deferred compensation plan sponsored by the Company (including, without limitation, any vested amounts deferred under incentive plans) together with any accrued earnings thereon, shall be paid in accordance with the terms of such plan.

ARTICLE IV
LIMITATION ON PAYMENTS

4.1.    Excess Parachute Payments. Notwithstanding any other provision of the Plan, in the event that a Eligible Employee becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under the Plan or under any other plan, agreement or arrangement with the Company, or with any person whose actions result in a Change in Control or any affiliate of the Company or such person whose actions result in a Change in Control (collectively, the “Payments”) that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and it is determined that, but for this Section 4.1, any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision or any comparable state or local law provision (the “Excise Tax”), the Company shall pay to the Eligible Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G of the Code) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Eligible Employee, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the Eligible Employee would receive a greater after-tax benefit from receipt of the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 4.3 (if applicable), the Eligible Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

4.2.    Calculation of Payments. All computations and determinations called for by Section 4.1 shall be made and reported in writing to the Company and the Eligible Employee by a third-party service provider selected by the Plan Administrator (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Eligible Employee. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999 of the Code. The Plan Administrator and the Eligible Employee shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

4.3.    Order of Reduction of Payments. In the event that Section 4.1 applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in the following order: (a) payments and benefits due under Article III (if necessary, to zero) in such order with amounts that are payable last reduced first; provided, however, that, in all events such payments which are not subject to Section 409A shall be reduced first; (b) payments and benefits due in respect of any options to purchase shares of common stock of the Company shall be reduced second; (c) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock or restricted stock units of the Company) for which an election under Section 83(b) of the Code has not been made shall be reduced third, and (d) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock or restricted stock units of the Company) for which an election under Section 83(b) of the Code has been made shall be reduced fourth. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A.

ARTICLE V
GENERAL PROVISIONS

5.1.    Funding and Cost of Plan. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. The cost of providing benefits under the Plan shall be borne by the Company.

5.2.    Named Fiduciary. The Plan Administrator shall be the named fiduciary for purposes of ERISA.

5.3.    Administration. The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of Plan benefits, granting or denial of benefit claims, and review of claims denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities; provided, however, that following a Change in Control, the Plan Administrator shall be required to exercise its powers and responsibilities in good faith and in a reasonable manner, and shall be subject to a de novo standard of review in any litigation proceeding with respect to the exercise of its powers or in the execution of its duties and responsibilities. The Plan Administrator may delegate any or all of its powers and responsibilities as Plan Administrator to an individual, a committee, or both. To the extent the Compensation Committee delegates its responsibilities and powers as Plan Administrator, the Company shall, without limiting any rights that the delegate may have under the

Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such delegate (and any other individual acting on such delegate’s behalf) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct; expenses against which such person shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

5.4.    Plan Year. The plan shall be administered on a calendar year basis. Accordingly, the plan year shall be the twelve-consecutive-month period commencing January 1 of each year.

5.5.    Amendment and Termination; Successors.

(a)    Amendment; Termination. The Plan shall expire on the fifth anniversary of the Effective Date. Prior to its expiration, the Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Company; provided, however, that the Plan may not be amended, terminated or discontinued in a manner adverse to any (i) Eligible Employee, except where written notice regarding such adverse amendment has been provided to the affected Eligible Employee no less than one year prior to the effective date of such amendment, (ii) Eligible Employee during the 2-year period following a Change in Control or (iii) Eligible Employee receiving benefits under the Plan on the effective date of the amendment. Notwithstanding the foregoing, the Plan may be amended with respect to its administrative provisions if such amendment is considered by counsel to be required pursuant to applicable law. Further, the Plan shall not terminate or expire until after all Eligible Employees who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

(b)    Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan. As used in the Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform the Plan by operation of law, written agreement or otherwise. It is a condition of the Plan, and all rights of each person eligible to receive benefits under the Plan shall be subject hereto, that no right or interest of any such person in the Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

5.6.    Claims Procedure and Review. Claims for benefits under the Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than ninety days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), (vi) explain the Plan’s claim review procedure including steps to be taken if the claimant wishes to appeal the denial of the claim, and (vii) include a statement of the claimant’s right to bring a civil action under ERISA upon completion of the Plan’s claim review procedure. Within sixty days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review plan documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, (iii) refer specifically to the Plan provisions upon which the decision is based, (iv) include a statement of the claimant’s right to bring a civil action under ERISA upon completion of the Plan’s claim review procedure, and (v) include a statement of the claimant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits. If a claimants claim is denied, in whole or in part, the claimant (or any individual authorized by such claimant) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim. Likewise, a claimant (or any individual authorized by such claimant) who submits a written request to appeal a denied claim shall have the right to submit any comments, documents, records or other information relating to the claim that he or she wished to provide. If special circumstances require an extension for the Plan Administrator to reach a decision, up to 180 or 120 days, whichever applies, the Plan Administrator shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

5.7.    Notice. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s General Counsel at the Company’s corporate headquarters address, and to the Eligible Employee (at the last address of the Eligible Employee on the Company’s books and records).

5.8.    Payment of Legal Fees. To the extent permitted by law, the Company shall reimburse all reasonable legal fees, costs of litigation or arbitration, prejudgment or pre-award interest, and other expenses incurred in good faith by an Employee as a result of seeking benefits under the Plan with respect to any events alleged to constitute Good Reason, or any termination of employment with the Company, both of which occurred within two (2) years following a Change in Control, if such Employee prevails on at least one substantive claim for benefits made in such litigation or arbitration.  For the avoidance of doubt, to the extent that any reimbursements for fees, costs, interest and other expenses described in the immediately preceding sentence (or any other provision of the Plan) are subject to Section 409A, then (i) any reimbursements shall be payable by the Company on or before the last day of the Employee’s taxable year following the taxable year in which the fees, costs, interest and other expenses were incurred; (ii) the fees, costs, interest and other expenses paid by the Company during any taxable year of the Employee will not affect the fees, costs, interest and other expenses paid by the Company in another taxable year; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

5.9.    Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person, to be consideration for the employment of any person, or to have any effect whatsoever on the at-will employment relationship. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time. Nothing in the Plan shall be deemed to give the Company the right to require any person to remain in the employ of such Company or to restrict any person’s right to terminate employment at any time.

5.10.    Governing Law. This Plan shall be interpreted under the laws of the State of New Jersey, except to the extent preempted by federal law.

5.11.    Gender; Number. Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

5.12.    Independent Contractors. Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified as an independent contractor shall be eligible for benefits under the Plan.

5.13.    Section 409A.

(a)    It is intended that the Plan and its applicable provisions be in compliance with Section 409A of the Code (“Section 409A”) and that the Plan shall be administered and interpreted to maintain such compliance. Notwithstanding anything in the Plan to the contrary, if any Plan provision or benefits under the Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or benefit will be reformed (without the consent of any Eligible Employee) to avoid imposition of the applicable tax and no action to comply with Section 409A shall be deemed to adversely affect the Eligible Employee’s right to benefits; provided, that, such reformation of the Plan shall to the extent practicable endeavor to maintain the original intent and economics of the Plan.

(b)    Each of the payments of severance, continued medical and welfare benefits and outplacement benefits stated above are designated as separate payments for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2)(iii) and for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A- l(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). As a result, (i) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of the Termination Date, and (ii) any additional payments that are made on or before the last day of the second calendar year following the year of the Termination Date and do not exceed the lesser of two times the Eligible Employee’s base salary in the year prior to his or her termination or two times the limit under Section 401(a)(17) then in effect, are exempt from the requirements of Section 409A.

(c)    Notwithstanding any provision in the Plan to the contrary, severance benefits, in excess of those described in the preceding paragraph or that are otherwise subject to the six (6)-month payment delay requirements of Section 409A, to an Eligible Employee who is a specified employee within the meaning of Treasury Regulation Section 1.409A-1(i) (a “Specified Employee”), shall not commence until at least six (6) months after the Termination Date. To the extent the payments to be made during the first six (6)-month period following a Specified Employee’s Termination Date exceed such exempt amounts described in Section 5.13(b) or are otherwise subject to the six (6)-month payment delay requirements of Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, on the first business day following the expiration of such 6-month period (or within 30 days following the death of the Eligible Employee, if earlier).

5.14.    Overpayment. If, due to mistake or any other reason, a person receives benefits under this Plan in excess of what the Plan provides, that person shall repay the overpayment to the Company in a lump sum within thirty days of notice of the amount of overpayment. If that person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other benefits which become payable to that person under the Plan.

5.15.    Headings. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.

5.16.    Severability.     If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

5.17.    Mitigation.    An Eligible Employee will not be required to mitigate the amount of any payment required hereunder, and no reduction of payment shall occur as a result of any future employment or as a result of any claims made by the Company for amounts owed to the Company by an Eligible Employee except as set forth in this Plan.

5.18.    Withholding. The Company may withhold from any amounts payable under the Plan any federal, state or local taxes that Company is required to withhold pursuant to any law or government regulation or ruling.

IN WITNESS WHEREOF, Pinnacle Foods Inc. has approved this Pinnacle Foods Inc. Executive Severance Benefit Plan effective as of the Effective Date.

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PINNACLE FOODS INC.

By:

Name:

Title:

WITNESS:

By:

Name:

Title:

Annex A

GENERAL RELEASE AND NON-COMPETITION AGREEMENT

This General Release and Non-Competition Agreement (this “Release”) is entered into by and between, Pinnacle Foods Inc., with offices at 399 Jefferson Road, Parsippany, New Jersey 07054, together with each of its officers, directors and corporate parent, subsidiaries and affiliates, (hereinafter “Company”) and __________, (“Employee”), residing at _____________________.

WHEREAS, the Company desires to provide to Employee, and Employee desires to receive, certain severance and other benefits (the “Severance Benefits”) outlined in the Company’s Executive Severance Benefit Plan (the “Plan”) in consideration for the release of claims and entering into other covenants set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    (a) For and in consideration of the Severance Benefits to be provided by the Company to Employee under the Plan, Employee, for himself/herself and his/her heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, directors, officers, employees, attorneys and agents (the “Released Parties”), from any and all claims for personal or monetary relief through the date hereof relating in any way to his/her employment or affiliation with the Company and/or his/her termination therefrom, whether now known or later discovered, which he/she or anyone acting on his/her behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, as amended, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the laws, including the labor laws of any state, including the State of New Jersey, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company other than those benefits specifically enumerated in the Plan. In addition, Employee acknowledges and agrees that he/she has been fully and properly paid for all hours worked; has received all Family and Medical Leave Act of 1993, as amended (“FMLA”) leave to which he/she was entitled; is not currently aware of any facts or circumstances constituting a violation of either the FMLA or the Fair Labor Standards Act, as amended (“FLSA”); and, to the greatest extent permitted by applicable law, waives and releases any and all claims under the FMLA and/or the FLSA. Employee agrees that he/she has not suffered any on the job injury for which he/she has not already filed a claim. Employee agrees that except as set forth herein, Employee is giving up the right to pursue any administrative and legal claims against the Company. This provision does not release claims for: (i) compensation for illness or injury or medical expenses under any workers’ compensation statute; (ii) vested benefits or compensation under any plan, program, policy or agreement maintained by the Company; (iii) health benefits under any law or policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights; (iv) any claim that cannot be waived or released by private agreement; (v) any claim that arises after the effective date of this Release;(vi) any rights as a stockholder of the Company; (vii) Employee’s right to enforce the terms of this Release; (viii) Employee’s rights to coverage under any applicable indemnification or liability insurance policy or agreement and (ix) Employee’s right to obtain contribution as permitted by law as a result of any act or failure to act for which Employee and the Company (or any of its subsidiaries or affiliates) are jointly liable.

(b) Nothing in this Release shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or comparable state or local agency. Notwithstanding Section 1(a), Employee agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit against the Company filed by Employee or anyone else on Employee’s behalf.

2.    In order to induce the Company to provide him/her the consideration conditioned on the execution and non-revocation of this Release, Employee voluntarily executes this Release, acknowledges that the only consideration for executing this Release is that recited herein, and that no other promise, inducement, threat, agreement or understanding of any kind has been made by anyone to cause him/her to execute this Release. Employee fully understands the meaning and intent of this Release and its final and binding effect on him/her.

3.    In order to induce the Company to provide him/her the consideration conditioned on the execution and non-revocation of this Release, Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)
During the applicable Restricted Period specified in the Plan (the “Restricted Period”), Employee will not, directly or indirectly, on behalf of a Competitive Business (as defined below), solicit or assist in soliciting the business of any client or prospective client:

(A)	with whom Employee had personal contact or dealings on behalf of the Company during the one-year period immediately preceding the date Employee ceases to be employed by the Company;

(B)
with whom employees directly reporting to Employee (or Employee’s direct reports) have had personal contact or dealings on behalf of the Company during the one-year period immediately preceding the date Employee ceases to be employed by the Company; or

(C)	for whom Employee had direct or indirect responsibility during the one year period immediately preceding the date Employee ceases to be employed by the Company.

(ii)	During the Restricted Period, Employee will not directly or indirectly:

(A)	engage in a Competitive Business;

(B)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)
acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)
interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(iii)
Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)
A “Competitive Business” shall mean any business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes in the business of manufacturing and marketing food products that directly compete with the Core Brands of the Company (and for such purpose, a “Core Brand” shall be any brand generating annual revenues in an amount equal to at least 5% of the Company’s annual revenues, in the fiscal year preceding the fiscal year in which Employee ceases to be employed by the Company) in any geographical area that is within 100 miles from any geographical area where the Company or any of its subsidiaries or affiliates manufacture and market the Company’s products or services; provided, however, that following a Change in Control (as defined in the Plan), a “Competitive Business” shall mean and be limited to any of the following companies: General Mills, Heinz, Nestlé, Kellogg’s, Mt. Olive, or Gorton’s and their respective subsidiaries, but shall not include any such company or its subsidiaries for which Employee provides services solely as a result of an acquisition, merger, business combination or similar event.

(v)	A “Person” shall mean any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.

(vi)	During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Competitive Business, directly or indirectly (with Employee’s knowledge):

(A)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)
hire any such employee who was employed by the Company or its affiliates as of the date Employee ceases to be employed by the Company or who left the employment of the Company or its affiliates coincident with, or within 120 days (one year in the case of any such employee who reported directly to Employee immediately preceding Employee’s termination of Employment (or Employee’s direct reports)) prior to, on, or after, the date Employee ceases to be employed by the Company.

(vii)
During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates, if such action would result in the Company being disadvantaged. Any solicitation or hiring, that Employee is not personally involved in, of an employee or former employee of the Company through general advertising shall not, of itself, be a breach of this Section 3(vii).

(viii)
During the Restricted Period, Employee agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors, or any of its or their respective employees, officers or directors. Nothing set forth herein shall be interpreted to prohibit Employee from making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

(ix)
The Employee will not at any time after the Employee’s employment with the Company terminates: (i) retain or use for the benefit, purposes or account of the Employee or any other person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or the Chief Executive Officer of the Company. Confidential Information shall not include any information that is (i) generally known to the industry or the public other than as a result of the Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to the Employee (A) by a third party without breach of any confidentiality obligation, or (B) prior to the Employee’s employment with the Company as a result of the Employee’s prior experience related to the business of manufacturing and marketing food products; or (iii) required by law to be disclosed (including via subpoena); provided that the Employee shall give prompt written notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(x)
Employee’s violation of the covenants set forth under Section 3 of this Release shall result in the forfeiture of any right to the Severance Benefits. Upon violation of the covenants set forth in this Section 3, Employee shall reimburse the Company an amount equal to the after-tax amount received by Employee pursuant to the Plan within 10 days of receiving notice from the Company.

(xi)
Employee acknowledges that the Company will have no adequate means of protecting its rights under Section 3 of this Release, other than by securing an injunction. Accordingly, Employee agrees that the Company is entitled to enforce Section 3 of this Release by obtaining a preliminary and permanent injunction and any other appropriate equitable relief. Nothing contained in this paragraph, however, shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages and cessation of payment of the Severance Benefits.

4.    EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE PRIOR TO SIGNING THIS RELEASE AND THAT HE/SHE HAS SIGNED THIS RELEASE KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE/SHE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN PROVIDED WITH A PERIOD OF UP TO FORTY FIVE (45) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE AND THAT IF EMPLOYEE EXECUTES THE AGREEMENT PRIOR TO THE EXPIRATION OF THE 45 DAY PERIOD, EMPLOYEE DOES SO FREELY AND VOLUNTARILY. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED OF HIS/HER RIGHT TO REVOKE THIS RELEASE DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE, AND NO SEVERANCE AMOUNT WILL BE PAID, UNTIL AFTER THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION OF THE AGREEMENT MUST BE IN WRITING AND DELIVERED TO THE ATTENTION OF THE GENERAL COUNSEL’S OFFICE BEFORE THE EXPIRATION OF THE SEVEN (7) DAY PERIOD.

5.    Employee acknowledges that this Release was written in a manner that is meant to be understood by him/her and that he/she understands the contents of this Release.

6.    This Release sets forth the entire agreement between the Company and Employee and supersedes all prior oral and written agreements between the parties with respect to the subject matter hereof. This Release cannot be amended or modified, except in writing signed by Employee and an officer of the Company specifically authorized to sign on behalf of the Company in this matter. Notwithstanding the foregoing, the provisions of the Plan shall continue to apply as applicable.

7.    This Release shall be governed and construed in accordance with the internal laws of the State of New Jersey without regard to its internal law of conflicts.

8.    The provisions of this Release shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Release or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Release, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or the application of such provision is essential to the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee has placed his/her signature below on the dates indicated.

Dated: ___________________

_______________________________________
(Name)